Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

MANTYLA MCREYNOLDS LLC

178 South Rio Grande Street, Suite 200

Salt Lake City, Utah 84101

Telephone: 801.269.1818

Facsimile: 801.266.3481

The Board of Directors
Voyager Oil & Gas, Inc.:

We hereby consent to the incorporation by reference in this Registration Statements on Form S-3 of Voyager Oil & Gas, Inc., our report dated March 14, 2011, with respect to the consolidated balance sheet of Voyager Oil & Gas, Inc. as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years ended December 31, 2010 and 2009, which report appears in the December 31, 2011 annual report on Form 10-K of Voyager Oil & Gas, Inc., incorporated herein by reference. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah

May 18, 2012